EXHIBIT 99.2
                                                                   ------------

                                  Nestor, Inc.
                              400 Massasoit Avenue
                                   Suite 200
                           East Providence, RI 02914
                               Ph: (401) 434-5522
                              Fax: (401) 434-5809
                                 www.nestor.com



FOR IMMEDIATE RELEASE


CONTACT:   Nigel P. Hebborn, President
           (401) 434-5522 ext. 714



                NESTOR, INC. FILES CHARTER AMENDMENT AUTHORIZING
                         ONE-FOR-TEN REVERSE STOCK SPLIT
                ------------------------------------------------


PROVIDENCE, RI - April 11, 2003 - Nestor, Inc. (OTC: NEST) announced today that the Company has filed a charter amendment authorizing a one-for-ten reverse stock split of the Company's common stock. Pursuant to the reverse stock split, one new share of common stock will be issued in exchange for every ten outstanding shares of common stock. Any stockholder who would otherwise be entitled to receive a fractional share as a result of the reverse split will be issued one new share of common stock.

The reverse stock split, approved under Delaware law by the Company's Board of Directors and stockholders, will be effective for stockholders of record on April 11, 2003. The Company will continue to be listed on the Nasdaq Over The Counter Bulletin Board market under the stock symbol "NEST." The Company's common stock will begin trading at the post-split price on or about April 17, 2003.

Nestor, Inc., through its wholly owned subsidiary, Nestor Traffic Systems, is an emerging leader in providing innovative, video-based monitoring systems and services for traffic safety. Its products incorporate Nestor's patented image processing technology into intelligent, real-time solutions that promote traffic efficiency and intersection safety.

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